Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Lillian D. Etzkorn, CFO
Phone: (574) 535-1125
E Mail: Investors@lci1.com

LCI Industries Announces Upcoming Retirement of Director James Gero

ELKHART, Ind., February 13, 2026 – LCI Industries (NYSE: LCII), a leading supplier of engineered components to the recreation and transportation markets, announced the upcoming retirement of James Gero from its Board of Directors, effective at the Company’s 2026 Annual Meeting of Stockholders, following 33 years of dedicated service. Mr. Gero served as the Chairman of the Board of LCI Industries from May 2014 to May 2021.

Mr. Gero, LCI Industries’ longest-serving board member, played a pivotal role in guiding the Company through some of the most significant periods of change in its history, including the acquisition of Lippert Components, Inc. in 1997 and its subsequent listing on the New York Stock Exchange in 2003. Mr. Gero is a private investor with extensive experience in corporate governance, strategic planning, executive leadership, and compensation strategy. His deep understanding of public company operations and board leadership has been a significant asset to LCI Industries throughout his tenure.

In addition to his service at LCI Industries, Mr. Gero served as Chairman of the Board of Orthofix International, a publicly traded international supplier of orthopedic devices and Varo, Inc., a leading aerospace and technology company. He also served on the boards of eight other public companies and numerous private companies.

“Jim has been an extraordinary leader, mentor, and trusted advisor to LCI Industries for more than 30 years,” said Jason Lippert, President and Chief Executive Officer. “His steady guidance helped shape the Company through periods of tremendous growth and through some of its most challenging moments. Throughout his tenure, Jim’s wisdom, perspective, and experience were invaluable to our leadership team. His impact on LCI Industries is enduring, and his leadership and counsel will be truly missed.”

LCI Industries’ Board of Directors and management team extend their sincere appreciation to Mr. Gero for his many years of dedicated service and wish him continued success in his retirement.

In connection with its ongoing succession planning and refreshment activities, the Board of Directors will continue to evaluate the size and composition of the Board, including in light of Mr. Gero’s retirement in May.

About LCI Industries

LCI Industries (NYSE: LCII), through its Lippert subsidiary, is a global leader in supplying engineered components to the outdoor recreation and transportation markets. We believe our innovative culture, advanced manufacturing capabilities, and dedication to enhancing the customer experience have established Lippert as a reliable partner for both OEM and aftermarket customers. For more information, visit www.lippert.com.